Exhibit 99.1

RXi Pharmaceuticals Reports

Full Year 2012 Financial Results

• Cash burn of approximately $4.6 million for fiscal 2012 and $5.1 million in remaining cash at year-end

• Spin-off completed and filed IND for RXI-109; started two Phase 1 studies and completed dosing in those studies

• Acquired substantially all of OPKO Health, Inc.’s siRNA assets in early 2013

• Completed a private placement in Q1 2013 with gross proceeds of $16.4 million, led by OPKO Health, Inc. and Frost Gamma Investments Trust, resulting in a cash position of approximately $20.0 million at the end of March 2013

WESTBOROUGH, MA — March 29, 2013 — RXi Pharmaceuticals Corporation (OTC: RXII), a biotechnology company focused on discovering, developing and commercializing innovative therapies addressing major unmet medical needs using RNA-targeted technologies, today reported its financial results for the full year 2012, and provided a business update.

“Our progress since being spun off in April of 2012 has been quite remarkable, with near flawless execution of our plan by the whole RXi team,” said Dr. Geert Cauwenbergh, President and CEO of the company. He added that “being able to execute within budget and in line with the projected timing is not always the norm in biotech. I am proud of the hard work done by our employees, and am convinced that their work ethic has been instrumental in enabling us, in the 1st quarter of 2013, to acquire substantially all of the siRNA assets of OPKO while also having OPKO, Frost Gamma Investments Trust and other premier investment funds become shareholders of RXi through a private placement. This financing will provide us with the necessary cash to comfortably move RXI-109 into Phase 2 clinical trials.”

Full Year 2012 Financial Overview

Cash and Cash Equivalents

At December 31, 2012, RXi had cash and cash equivalents of approximately $5.1 million, compared with $0.5 million at December 31, 2011.

Net Loss and Net Loss Applicable to Common Stockholders

The net loss for the year ended December 31, 2012 was $12.9, million including $1.0 million in non-cash share based compensation expense, compared with a net loss of $10.2 million, including $2.1 million in non-cash share based compensation expense, for the year ended December 31, 2011. The increase in the net loss of $2.7 million was primarily attributable to a one-time charge of $6.2 million related to the fair value of common shares issued for patent rights, partially offset by a decrease in general and administrative expenses of $3.5 million compared to 2011.

Net loss applicable to common stockholders for the year ended December 31, 2012 was $25.7 million compared with a net loss applicable to common stockholders of $10.2 million for the comparable period in 2011. The increase in net loss applicable to common stockholders of $15.5 million was primarily attributable to the aforementioned increase in the net loss as compared to prior year, in addition to a one-time charge of $9.5 million related to the accretion of the beneficial conversion feature as a result of the Company’s issuance of preferred shares and $3.3 million of dividends paid in the form of preferred stock to the Company preferred shareholders.

Revenues

Total revenues for the year ended December 31, 2012 was $0.1 million as compared with no revenue for the comparable period in 2011. The increase in total revenues for the year ended December 31, 2012 was due to the recognition of work completed on the Company’s government grants.

Research and Development Expense

Research and development expenses for the full year 2012 were $10.5 million, compared with $6.6 million for the full year 2011. The increase of $3.9 million is largely due to the one-time charge of $6.2 million related to the fair value of common shares issued for patent rights offset by a decrease in research and development expenses of $2.5 million primarily due to a decrease in personnel and lab supply costs as compared to the same period in the prior year.

General and Administrative Expenses

General and administrative expenses for the year ended December 31, 2012 were $2.6 million, compared with $6.1 million for the year ended December 31, 2011. The decrease in general administrative expenses of $3.5 million was due to lower personnel related costs, including non-cash share based compensation expense, a decrease in legal expenses, and a decrease in the use of outside professional services and consultants.

Preferred Stock Accretion and Dividends

Accretion of Series A convertible preferred stock and dividends was $12.8 million for the year ended December 31, 2012, compared with no Series A convertible preferred stock accretion and dividends for the year ended December 31, 2011. Upon the Company’s completion of the spin-off from our former parent company, Galena Biopharma, Inc., the Company issued shares of Series A convertible preferred stock to certain investors. The preferred stock accretion and dividends of $12.8 million are attributable to a one-time charge of $9.5 million related to the beneficial conversion feature as a result of the Series A convertible preferred stock issuance and $3.3 million related to the fair value of dividends paid to the preferred shareholders during 2012.

Fourth Quarter 2012 and Recent Corporate Highlights

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Initiation and Completion of Enrollment in Second Phase 1 Clinical Trial for RXI-109 Program: The Company initiated and fully enrolled a second Phase 1 clinical trial with its anti-scarring drug candidate, RXI-109, for the management of surgical and hypertrophic scars and keloids. Nine subjects (3 cohorts of 3) were enrolled in this multi-dose escalation study, during which subjects were administered intradermal injections of RXI-109 on multiple occasions over multiple weeks. Dose levels range from 2.5 to 7.5 mg per injection, and subjects received injections of RXI-109 in four separate areas of the abdomen and placebo injections in four other areas of the abdomen. This study not only evaluates safety/tolerance parameters and systemic exposure to RXI-109, but also measures mRNA levels of CTGF and various other biomarkers considered relevant for wound healing and scarring.

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Completion of Acquisition of RNAi-related Assets from OPKO: On March 1, 2013, RXi entered into an asset purchase agreement with OPKO, in which RXi acquired substantially all of OPKO’s RNAi-related assets, which included patents, licenses, clinical and preclinical data and other assets. As consideration for these assets, RXi issued to OPKO 50 million shares of its common stock and will make milestone payments to OPKO up to an aggregate of $50 million per product tied to the successful development and commercialization of products utilizing the acquired OPKO intellectual property. In addition, upon commercialization of these products, if approved, RXi would make royalty payments to OPKO.

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Completion of $16.4 million Placement of Common Stock: On March 6, 2013, RXi entered into definitive agreements related to the private placement of approximately 113 million shares of common stock at a price of $0.145 per share. The gross proceeds to the Company from the offering, which closed on March 12, 2013, were approximately $16.4 million and net proceeds to RXi, after payment of commissions, were approximately $16.0 million. The financing was lead by OPKO and Frost Gamma Investments Trust, a trust controlled by Phillip Frost, M.D. Other participants included existing investors Tang Capital Partners, LP and RTW Investments, LLC as well as new institutional and accredited investors.

About RXI-109

RXi Pharmaceutical’s first clinical program centers on RXI-109, a self-delivering RNAi compound (sd-rxRNA®) developed by RXi for the reduction of dermal scarring in planned surgeries. RXI-109 is designed to reduce the expression of CTGF (connective tissue growth factor), a critical regulator of several biological pathways involved in fibrosis, including scar formation in the skin. The first clinical trial of RXI-109, initiated in June 2012, was designed to evaluate the safety and tolerability of several dose levels of RXI-109 in humans and may provide preliminary evidence of surgical scar reduction. A second Phase 1 trial also initiated in 2012 evaluates the safety of multiple (3) administrations of RXI-109 over 2 weeks and will allow the evaluation of RXI-109’s effect on scarring-related biomarkers. As there are currently no FDA-approved drugs to prevent scar formation, a therapeutic of this type could have great benefit for trauma and surgical patients, as a treatment during the surgical revision of existing unsatisfactory scars, and in the treatment, removal and inhibition of keloids (scars which extend beyond the original skin injury).

About RXi Pharmaceuticals Corporation

RXi Pharmaceuticals Corporation (OTC: RXII) is a biotechnology company focused on discovering, developing and commercializing innovative therapies based on its proprietary, next-generation RNAi platform. Therapeutics that use RNA interference, or “RNAi,” have great promise because of their ability to “silence,” or down-regulate, the expression of a specific gene that may be overexpressed in a disease condition. Building on the pioneering work of scientific founder and Nobel Laureate Dr. Craig Mello, RXi’s first RNAi product candidate, RXI-109, which targets CTGF (connective tissue growth factor), entered into a human clinical trial in June 2012 to evaluate its safety, tolerability and potential efficacy for scar prevention. For more information, please visit www.rxipharma.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “intend,” “believe,” “expect,” “may,” “should,” “designed to,” “will” and similar references. Such statements include, but are not limited to, statements about: our ability to successfully develop RXI-109 and our other product candidates; the future success of our clinical trials with RXI-109; our expectation that Phase 2 studies with RXI-109 will start before the end of 2013; and our ability to implement cost-saving measures. Forward-looking statements are neither historical facts nor assurances of future performance. Instead they are based only on our current beliefs, expectations and assumptions regarding the future of our business, future plans and strategies, projections, anticipated events and trends, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Our actual results and financial condition may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements. Important factors that could cause our actual results and financial condition to differ materially from those indicated in the forward-looking statements include, among others: the risk that our clinical trial with RXI-109 may not be successful in evaluating the safety and tolerability of RXI-109 or providing preliminary evidence of surgical scar reduction; the successful and timely completion of clinical studies; uncertainties regarding the regulatory process; the availability of funds and resources to pursue our research and development projects, including our clinical trials with RXI-109; general economic conditions; and those identified under “Risk Factors” in the Company’s most recently filed Annual Report on Form 10-K, Quarterly Report on Form 10-Q and in other filings the Company periodically makes with the SEC. The Company does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this press release.

RXi PHARMACEUTICALS CORPORATION (REGISTRANT) AND PREDECESSOR (RNAi)

(A Development Stage Company)

CONDENSED STATEMENTS OF OPERATIONS

(Amounts in thousands, except share and per share data)

	RXi (Registrant)	Predecessor (RNAi) and RXi (Registrant)
	Year Ended December 31, 2012	Year Ended December 31, 2011
Total grant revenues	$97	$—

Research and development expense	10,451	6,624
General and administrative expense	2,621	6,146

Operating loss	(12,975)	(12,770)
Interest income (expense)	(30)	—
Other income, net	125	2,551

Net loss	(12,880)	(10,219)
Accretion of Series A convertible preferred stock and dividends	(12,815)	—

Net loss applicable to common stockholders	$(25,695)	$(10,219)

Net loss per common share applicable to common stockholders:
Basic and diluted loss per share	$(0.19)	$(0.28)

Weighted average common shares outstanding:
Basic and diluted	137,213,630	36,334,413

RXi PHARMACEUTICALS CORPORATION (REGISTRANT)

(A Development Stage Company)

CONDENSED BALANCE SHEETS (REGISTRANT)

	December 31, 2012	December 31, 2011
ASSETS
Current assets:
Cash and cash equivalents	$5,127	$503
Restricted cash	53	53
Due from Parent	—	597
Prepaid expenses and other current assets	212	186

Total current assets	5,392	1,339
Equipment and furnishings, net	198	355
Other assets	2	—

Total assets	$5,592	$1,694

LIABILITIES, CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ DEFICIT
Current liabilities:
Accounts payable and accrued liabilities	$1,183	$931
Short-term deferred revenue	491	816
Current maturities of capital lease obligations	5	29

Total current liabilities	1,679	1,776
Convertible notes payable	—	500
Long-term deferred revenue	27	—
Capital lease obligations, net of current maturities current portion	—	5

Total liabilities	1,706	2,281
Total convertible preferred stock	9,726	—
Total stockholders’ deficit	(5,840)	(587)

Total liabilities, convertible preferred stock and stockholders’ deficit	$5,592	$1,694